Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westmoreland-LG&E Partners:
We consent to the use of our report dated March 30, 2007, with respect to the statements of income and comprehensive income, partners’ capital, and cash flows of Westmoreland-LG&E Partners for the six months ended June 30, 2006 and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
Denver, Colorado
June 21, 2007